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                                   EXHIBIT 21
                                   ----------

                         SUBSIDIARIES OF THE REGISTRANT

         The following are the Company's subsidiaries as of April --, 2000. All beneficial interests are wholly-owned by the Company and are included in the Company's consolidated financial statements.

   Name of Subsidiary                   State of Organization            Date of Incorporation
   ------------------                   ---------------------            ---------------------

F & F Acquisition Corp.                        New York                         9-12-94
Mount Vernon Distributors, Inc.                New York                        10-15-93
MA Brands, Inc.                                Delaware                         9-16-97
Mador, S.A.                               Dominican Republic                   10-29-99